EXHIBIT 5

                       [Letterhead of The Otto Law Group]


                                 August 27, 2002


  Dtomi, Inc.
  200 Ninth Avenue North
  Suite 220, Safety Harbor, Florida, 34965

         Re: Registration of Common Stock of Dtomi, Inc., a Nevada corporation ("Dtomi")

  Ladies and Gentlemen:

           In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 2,000,000 shares of common stock to be issued under the Dtomi 2001 Stock Option Plan (the "Plan"), 600,000 shares of which have been offered pursuant to that certain Non-Qualified Stock Option Agreement dated August 27, 2002 by and between Dtomi and The Otto Law Group, PLLC (the "Option Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plan, the Option Agreement and in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of Dtomi's common stock.

           We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                                  Very truly yours,

                                                  THE OTTO LAW GROUP, PLLC
                                                  ----------------------------
                                                  /s/ The Otto Law Group, PLLC